Exhibit 99.1

David M. Moffett Resigns from MBIA Board of Directors Following Appointment as CEO of Freddie Mac

ARMONK, N.Y.--(BUSINESS WIRE)--MBIA Inc. (NYSE: MBI) today announced that David M. Moffett has resigned from MBIA’s Board of Directors following his appointment as the new Chief Executive Officer of Freddie Mac. Mr. Moffett was elected to MBIA’s Board of Directors in May 2007 and served as Chairman of its Audit Committee and as a member of its Credit Risk Committee.

“Freddie Mac has an outstanding person to lead them forward,” said Jay Brown, MBIA Chairman and CEO. “David’s wealth of experience in finance and accounting has been invaluable to MBIA, particularly as we evaluated and increased our capital position and began the transformation of the business for the future. We wish him much success in his new role in bringing stability to the mortgage and housing markets.”

“We are grateful to David for his leadership of the Audit Committee, as well as the expertise and commitment he brought with him,” said Dan Kearney, Lead Director of the MBIA Board. “Our loss is truly Freddie Mac’s gain. Clearly he is superbly qualified for this important position and we will miss him as a Board member.”

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. Please visit MBIA's Web site at www.mbia.com.

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